Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE dated as of December 6, 2013 (this “Second Supplemental Indenture”) is between COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), having its principal executive office at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

WITNESSETH:

WHEREAS, the Trustee and the Company are parties to the Indenture, dated as of July 22, 1996 (the “Base Indenture”), pursuant to which the Company may issue from time to time its unsecured debt securities (the “Securities”) in unlimited principal amount;

WHEREAS, the Trustee and the Company are parties to the First Supplemental Indenture, dated as of December 31, 1998 (the “First Supplemental Indenture,” and together with the “Base Indenture,” the “Indenture”), pursuant to which the Trustee and the Company amended the Base Indenture to evidence the succession of Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), to Colonial Properties Holding Company, Inc.’s interest as the sole general partner of the Company and to confirm certain definitions used in the Base Indenture;

WHEREAS, unless the context requires otherwise, all capitalized terms used but not otherwise defined herein will have the meanings ascribed thereto in the Indenture

WHEREAS, on October 1, 2013, pursuant to certain merger transactions (the “Merger”), Mid-America Apartments, L.P., a Tennessee limited partnership (“MAALP”), succeeded to Colonial’s interest as the sole general partner of the Company;

WHEREAS, the Company desires to supplement the Indenture in accordance therewith to evidence MAALP’s succession, through the Merger, to Colonial’s interest as the sole general partner of the Company and to conform certain definitions used in the Indenture;

WHEREAS, Section 9.01(9) of the Indenture permits the Company and the Trustee to cure any ambiguity or correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision thereof, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided such provisions shall not adversely affect the interests of any of the Holders (as defined in the Indenture) of Securities of any series or any related coupons in any material respect;

WHEREAS, pursuant to an Offering Memorandum and Consent Solicitation Statement, dated as of November 12, 2013 (the “Offering Memorandum and Consent Solicitation Statement”), holders of a majority in aggregate principal amount of the Outstanding Securities have consented to the amendment of Section 501 of the Indenture reflected in Article Four hereto, the deletion of Section 514 of the Indenture reflected in Article Five hereto, the deletion of Article Eight of the Indenture reflected in Article Seven hereto, the deletion of Sections 1004, 1006, 1007, 1008 and 1009 of the Indenture reflected in Article Eight hereto and the amendment of Section 1010 of the Indenture reflected in Article Nine hereto;

WHEREAS, pursuant to 901(9) and Section 902 of the Indenture, the Issuer and the Trustee may enter into this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

Article One

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 101. DEFINITIONS.

(a)        For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires: the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to the Indenture and this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

(b)        The term “Board of Trustees” and the definition thereof are hereby deleted from Section 101 of the Indenture.

(c)        The term “Colonial” and the definition thereof are hereby deleted from Section 101 of the Indenture.

(d)        The following defined terms are hereby added to Section 101 of the Indenture:

“Board of Directors” means the board of directors of MAA or any committee of that board authorized to act under the Indenture, as the case may be.

“MAA” means Mid-America Apartment Communities, Inc., a Tennessee corporation and the general partner of MAALP.

(e)        The following capitalized, boldface terms appearing in Section 101 of the Indenture are hereby redefined as follows:

(1)        “Board Resolution” means a copy of a resolution of MAA acting as the general partner of MAALP, certified by the Secretary or an Assistant Secretary of MAA to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

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(2)        “Colonial” means Colonial Properties Trust, an Alabama real estate investment trust and the sole general partner of the Company.

(3)        “Company Request” and “Company Order” mean, respectively, a written request or order signed in the name of and on behalf of the Company by the Chairman of the Board, the President or a Vice President, and by the Treasurer or an Assistant Treasurer, the Secretary or an Assistant Secretary of MAA, as general partner of MAALP as general partner of the Company, and delivered to the Trustee.

(4)        “MAALP Financial Information” has the meaning ascribed to it in Section 1010 hereof.

(5)        MAALP Required Filing Dates” has the meaning ascribed to it in Section 1010 hereof.

(6)        “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of MAA, as general partner of MAALP as general partner the Company, and delivered to the Trustee.

(7)        “Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company or who may be an employee of or other counsel for MAA, MAALP or the Company and who shall be reasonably satisfactory to the Trustee.

Section 102. EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 103. SUCCESSORS AND ASSIGNS. All stipulations, promises and agreements in this Second Supplemental Indenture shall bind the successors and assigns of the Company and the Trustee, whether so expressed or not.

Section 104. SEPARABILITY CLAUSE. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 105. BENEFITS OF INDENTURE. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors and assigns hereunder and the Holders of Securities, any benefit or legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 106. GOVERNING LAW. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 107. EFFECTIVENESS. This Second Supplemental Indenture (other than Articles Four, Five, Seven, Eight and Nine of this Second Supplemental Indenture) shall take effect on the date hereof. Articles Four, Five, Seven, Eight and Nine of this Second Supplemental Indenture shall take effect if and when the Requisite Consents (as defined in the Offering Memorandum and Consent Solicitation Statement) are accepted by MAA pursuant to the Consent Solicitation (as defined in the Offering Memorandum and Consent Solicitation Statement) and the Company delivers an Officers’ Certificate to the Trustee informing the Trustee of such acceptance. Such Officers’ Certificate shall be delivered promptly after such acceptance of the Requisite Consents by MAA.

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Article Two

The first sentence of Section 111 of the Indenture is hereby amended and restated to read as follows:

SECTION 111. NON-RECOURSE. Notwithstanding anything contained herein to the contrary, no recourse under or upon any obligation, covenant or agreement contained in this Indenture, in any Security or coupon appertaining thereto, or because of any indebtedness evidenced thereby (including, without limitation, any obligation or indebtedness relating to the principal of, or premium or Make-Whole Amount, if any, interest or any other amounts due, or claimed to be due, on any Security issued hereunder), or for any claim based thereon or otherwise in respect thereof, shall be had (i) against MAA, MAALP or any other partner in the Company, (ii) against MAA, MAALP or any other Person which owns an interest, directly or indirectly, in any partner in the Company or (iii) against any promoter, as such, or against any past, present or future shareholder, officer, director or partner, as such, of the Company, MAA or MAALP or of any successor, either directly or through the Company, MAA or MAALP or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Securities by the Holders thereof and as part of the consideration for the issue of the Securities.

Article Three

THE SECURITIES

Section 301. The last sentence of Section 301 of the Indenture is hereby amended and restated to read as follows:

If any of the terms of the Securities of any series are established by action taken pursuant to one or more Board Resolutions, a copy of an appropriate record of such action(s) shall be certified by the Secretary or an Assistant Secretary of MAA on behalf of MAALP on behalf of the Company and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate setting forth the terms of the Securities of such series.

Section 302. The first two paragraphs of Section 303 of the Indenture are hereby amended and restated to read as follows:

The Securities and any coupons appertaining thereto shall be executed by the Chairman of the Board, the President or one of the Vice Presidents, and the Chief Financial Officer of MAA, as general partner of MAALP as general partner of the Company. The signature of any of these officers on the Securities and coupons may be manual or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Securities.

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Securities or coupons bearing the manual or facsimile signatures of individuals who were at any time the proper officers of MAA or any predecessor general partner of the Company, including, without limitation, Colonial and Colonial Properties Holding Company, Inc., shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities and did not hold such offices at the date of such Securities or coupons.

Article Four

NOTICE OF DEFAULTS

Section 501 of the Indenture is hereby amended by deleting clause (5) thereof in its entirety and replacing it with “Intentionally Omitted.”

Article Five

WAIVER OF USURY, STAY OR EXTENSION LAWS

Section 514 of the Indenture is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Article Six

THE TRUSTEE

Section 602(2) of the Indenture is hereby amended and restated to read as follows:

(2) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order (other than delivery of any Security, together with any coupons appertaining thereto, to the Trustee for authentication and delivery pursuant to Section 303 which shall be sufficiently evidenced as provided therein) and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

Article Seven

CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

Article Eight of the Indenture is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

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Article Eight

COVENANTS

Section 801. Section 1004 is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Section 802. Section 1006 is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Section 803. Section 1007 is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Section 804. Section 1008 is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Section 805. Section 1009 is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Article Nine

PROVISION OF FINANCIAL INFORMATION

Section 1010 of the Indenture is hereby amended to add the following paragraph in quotations to the end of existing Section 1010 of the Indenture:

“Notwithstanding the foregoing, the Company will be deemed to satisfy its obligations described in the immediately preceding paragraph if (a) MAALP files with the Commission the annual reports, quarterly reports and other documents it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (the “MAALP Financial Information”) within the respective dates by which MAALP is required to file such documents (the “MAALP Required Filing Dates”) or (b) if MAALP is not subject to Section 13 or 15(d) of the Exchange Act, MAALP delivers the MAALP Financial Information it would have been required to file with the Commission were it subject to Section 13 or 15(d) of the Exchange Act to the Holders with a copy to the Trustee within 15 days of the MAALP Required Filing Dates.”

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Company and the Trustee have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

COLONIAL REALTY LIMITED PARTNERSHIP

By: Mid-America Apartments, L.P.,
Colonial Realty Limited Partnership’s general partner

By: Mid-America Apartment Communities, Inc.,
Mid-America Apartments, L.P.’s general partner

By:	/s/ Robert J. DelPriore

Name: Robert J. DelPriore
Title: EVP, General Counsel

DEUTSCHE BANK TRUST COMPANY AMERICAS
By: Deutsche Bank National Trust Company

By:	/s/Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Associate

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